Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter 2015

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the first quarter ended March 29, 2015. Fairchild reported first quarter sales of $355.7 million, up 6 percent from the prior quarter and 3 percent from the first quarter of 2014.

Fairchild reported first quarter net income of $1.1 million or $0.01 per diluted share compared to net losses of $42.7 million or $0.36 per diluted share in the prior quarter and $9.3 million or $0.07 per diluted share in the first quarter of 2014. Gross margin was 30.4 percent compared to 31.0 percent in the prior quarter and 30.3 percent in the year-ago quarter.

Fairchild reported first quarter adjusted gross margin of 31.6 percent, down 80 basis points from the prior quarter and 130 basis points higher than the first quarter of 2014. Adjusted gross margin excludes accelerated depreciation related to factory closures. Adjusted net income was $13.3 million or $0.11 per diluted share, compared to $11.9 million or $0.10 per diluted share in the prior quarter and $4.9 million or $0.04 per diluted share in the first quarter of 2014. See the Reconciliation of Net Income (Loss) to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“We grew sales in the first quarter at the high end of our expectations while maintaining flat distribution channel inventory,” said Mark Thompson, Fairchild’s chairman, president and CEO. “Sales into the automotive, industrial and appliance markets were robust. We also posted solid growth in our computing business as we continue to gain market share with power management solutions supporting server, storage and cloud applications. Demand from the mobile sector improved throughout the quarter as key customers began building their new smart phone models. Fairchild is also benefiting from higher content in these flagship models. Order rates remain strong and we have a higher backlog level than a quarter ago which supports our guidance for the second quarter. Our manufacturing consolidation is on schedule to be completed early this summer and we expect it will drive significant improvement in our profitability going forward.”

First Quarter Financials

“Adjusted gross margin decreased sequentially due primarily to higher inventory unit costs attributable to lower factory loadings in the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $94 million, up 3% from the prior quarter but at the low end of our guidance range due to higher payroll-related expenses partially offset by ongoing cost controls and lower equity compensation. We increased factory utilization in the first quarter in response to higher demand which supports our forward guidance for increased gross margin. We also built additional inventory to support our manufacturing consolidation but offset this with reductions in other areas to exit the quarter with internal inventory roughly flat in dollars while days of inventory decreased to 100. Free cash flow was a negative $29 million due to normal year-end cash compensation expenses. We repurchased 2.3 million shares of our stock for $39 million in the first quarter and ended the quarter with total cash and securities exceeding our debt by $80 million.”

Forward Guidance

“We expect sales to be in the range of $360 to $380 million for the second quarter,” said Frey. “We expect adjusted gross margin to be 33.5 to 34.5 percent due primarily to higher factory loadings from the prior quarter and improved product mix. We anticipate R&D and SG&A spending to be $97 to $99 million due primarily to the annual merit increase, higher variable compensation and temporarily higher legal spending in connection with upcoming patent trials. The adjusted tax rate is forecast at 12 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended
	March 29,	December 28,	March 30,
	2015	2014	2014

Total revenue	$355.7	$336.6	$344.1
Cost of sales (1)	247.7	232.2	239.9

Gross margin	108.0	104.4	104.2

Gross margin %	30.4%	31.0%	30.3%

Operating expenses:
Research and development (2)	41.7	40.1	41.1
Selling, general and administrative (3)	52.7	51.6	55.5
Amortization of acquisition-related intangibles	2.1	2.1	4.2
Restructuring, impairments, and other costs	4.7	7.3	6.1
Goodwill impairment charge	0.6	—	—
Charge for (release of) litigation	—	—	4.4

Total operating expenses	101.8	101.1	111.3

Operating income (loss)	6.2	3.3	(7.1)
Other expense, net	1.2	1.3	1.1

Income (loss) before income taxes	5.0	2.0	(8.2)

Provision for (benefit from) income taxes	3.9	44.7	1.1

Net income (loss)	$1.1	$(42.7)	$(9.3)

Net income (loss) per common share:
Basic	$0.01	$(0.36)	$(0.07)

Diluted	$0.01	$(0.36)	$(0.07)

Weighted average common shares:
Basic	117.3	118.0	125.4

Diluted	120.0	118.0	125.4

(1) Equity compensation expense included in cost of sales	$1.4	$1.3	$1.0
(2) Equity compensation expense included in research and development	$2.0	$2.1	$2.0
(3) Equity compensation expense included in selling, general and administrative	$3.4	$4.2	$4.8

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 29,	December 28,	March 30,
	2015	2014	2014

Net income (loss)	$1.1	$(42.7)	$(9.3)
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	4.7	7.3	6.1
Accelerated depreciation on assets related to factory closure	4.5	4.7	—
Charge for litigation	—	—	4.4
Goodwill impairment charge	0.6	—	—
Amortization of acquisition-related intangibles	2.1	2.1	4.2
Associated tax effects of the above and other acquisition-related intangibles	0.3	3.7	(0.5)
Change in deferred tax asset value	—	36.8	—

Adjusted net income	$13.3	$11.9	$4.9

Adjusted net income per common share:
Basic	$0.11	$0.10	$0.04

Diluted	$0.11	$0.10	$0.04

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 29,	December 28,	March 30,
	2015	2014	2014

Gross margin	$108.0	$104.4	$104.2
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to factory closures	4.5	4.7	—

Adjusted gross margin	$112.5	$109.1	$104.2

Adjusted gross margin %	31.6%	32.4%	30.3%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 29, 2015	December 28, 2014

ASSETS
Current assets:
Cash and cash equivalents	$277.7	$352.9
Short-term marketable securities	0.2	0.1
Receivables, net	161.9	124.0
Inventories	266.0	264.9
Other current assets	49.3	43.4

Total current assets	755.1	785.3

Property, plant and equipment, net	605.9	627.7
Intangible assets, net	33.8	37.2
Goodwill	204.6	209.2
Long-term securities	2.0	2.2
Other assets	28.5	30.5

Total assets	$1,629.9	$1,692.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$107.8	$106.2
Accrued expenses and other current liabilities	107.4	129.6

Total current liabilities	215.2	235.8

Long-term debt	200.1	200.1
Other liabilities	58.9	58.1

Total liabilities	474.2	494.0

Temporary equity - deferred stock units	4.3	4.0
Total stockholders’ equity	1,151.4	1,194.1

Total liabilities, temporary equity and stockholders’ equity	$1,629.9	$1,692.1

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 29, 2015	March 30, 2014
Cash flows from operating activities:
Net income (loss)	$1.1	$(9.3)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	36.6	36.0
Non-cash stock-based compensation expense	6.8	7.8
Non-cash restructuring and impairments expense	—	0.6
Non-cash goodwill impairment charge	0.6	—
Deferred income taxes, net	(0.2)	3.1
Charge for litigation	—	4.4
Other	(0.1)	0.4
Changes in operating assets and liabilities, net of effects of acquisitions	(59.4)	(34.4)

Net cash provided by (used in) operating activities	(14.6)	8.6

Cash flows from investing activities:
Capital expenditures	(14.4)	(13.7)
Proceeds from the sale of property, plant and equipment, net	1.3	—
Maturity of marketable securities	0.1	—
Other	(0.2)	(0.5)
Acquisitions and divestitures, net of cash acquired	—	(59.8)

Net cash used in investing activities	(13.2)	(74.0)

Cash flows from financing activities:
Proceeds from issuance of stock for share-based compensation arrangements	0.9	0.2
Purchase of treasury stock	(39.2)	(30.6)
Shares withheld for employees taxes	(9.1)	(6.2)

Net cash used in financing activities	(47.4)	(36.6)

Net change in cash and cash equivalents	(75.2)	(102.0)
Cash and cash equivalents at beginning of period	352.9	417.8

Cash and cash equivalents at end of period	$277.7	$315.8

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by (Used In) Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 29, 2015	March 30, 2014

Net cash provided by (used in) operating activities	$(14.6)	$8.6
Capital expenditures	(14.4)	(13.7)

Free cash flow	$(29.0)	$(5.1)

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email:
investor@fairchildsemi.com	fairchild@topazpartners.com